FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 28, 2017

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

333-198073	02-0692322
(Commission File Number)	(IRS Employer Identification No.)

12744 San Fernando Road, Suite 400 Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 28, 2017, Second Sight Medical Products, Inc. (the “Company”) issued a press release announcing the receipt of the U.S. Food and Drug Administration (FDA) conditional approval to begin the Orion™ Cortical Visual Prosthesis System (Orion) feasibility clinical study.

The Orion converts images captured by a miniature video camera mounted on the patient's glasses into a series of small electrical pulses that are transmitted wirelessly to an array of electrodes implanted on the surface of the visual cortex, intended to result in the perception of patterns of light. Orion, by bypassing the retina and optic nerve and directly stimulating the visual cortex, has the potential to restore useful vision to patients completely blinded due to many reasons, including glaucoma, diabetic retinopathy, or forms of cancer and trauma.

The Company conducted a proof-of-concept clinical trial demonstrating the viability of stimulation of the human visual cortex by implanting a commercially available device from a different manufacturer at the University of California at Los Angeles (UCLA), which the Company announced in the fourth quarter of 2016.

The conditional approval allows two U.S. sites to enroll up to five total patients. The Company has designated UCLA and Baylor College of Medicine in Houston as the U.S. clinical trial sites. The FDA has also requested that the Company conduct additional device testing and address outstanding questions. Second Sight has 45 days to respond to FDA’s requests.

A copy of our press release entitled “Second Sight Receives Conditional FDA Approval to Begin First Orion Human Clinical Study” is attached as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued August 28, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2017

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ Thomas B. Miller
By: Thomas B. Miller
Chief Financial Officer